Reinhart Boerner Van Deuren s.c. P.O. Box 2965 Milwaukee, WI 53201-2965 1000 North Water Street Suite 1700 Milwaukee, WI 53202 Telephone: 414-298-1000 Facsimile: 414-298-8097 reinhartlaw.com

Exhibit 5.1

December 13, 2018

Veru Inc.

4400 Biscayne Blvd., Suite 888

Miami, FL 33137-3212

Ladies and Gentlemen:

We are providing this opinion in connection with the Registration Statement of Veru Inc., a Wisconsin corporation (the “Company”), on Form S-8 (the “Registration Statement”), filed under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed sale by the Company of up to 2,000,000 shares of Company common stock, $0.01 par value per share (the “Shares”), pursuant to the provisions of Veru Inc. 2018 Equity Incentive Plan (the “Plan”).

We have examined (1) the Registration Statement; (2) the Company’s Amended and Restated Articles of Incorporation and Amended and Restated By-Laws, in each case as amended to date; (3) the Plan; (4) the corporate proceedings relating to the adoption of the Plan, the issuance of the Shares and the organization of the Company; and (5) such other documents and records as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

Based upon the foregoing, it is our opinion that the Shares, when issued as and for the consideration contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of section 11 of the Act, or that we come within the category of persons whose consent is required by section 7 of the Act.

Yours very truly,

REINHART BOERNER VAN DEUREN s.c.

BY	/s/ Benjamin G. Lombard
Benjamin G. Lombard

Milwaukee • Madison • Waukesha • Rockford, IL

Chicago, IL • Phoenix, AZ • Denver, CO